Exhibit 99.1

ChemoCentryx Reports Third Quarter 2019 Financial Results and Recent Highlights

— Topline data from pivotal ADVOCATE Phase III trial of C5a receptor inhibitor avacopan in ANCA vasculitis expected mid-to-late fourth quarter —

— Awarded $1 million grant from the U.S. Food and Drug Administration (FDA), to support the ACCOLADE Phase II trial of avacopan in C3 Glomerulopathy (C3G) —

— Data from LUMINA Phase II trials of CCR2 inhibitor CCX140 in Focal Segmental Glomerulosclerosis (FSGS), avacopan ACCOLADE (C3G) and AURORA (HS) trials expected in 2020 —

— $206 million in cash and investments at September 30, 2019 —

— Conference call today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., November 4, 2019 — ChemoCentryx, Inc., (Nasdaq:CCXI), today announced financial results for the third quarter ended September 30, 2019 and provided an overview of the Company’s recent corporate highlights.

“Strong and swift is the pace of our progress as we eagerly anticipate topline data from our Phase III pivotal ADVOCATE trial of avacopan in ANCA vasculitis,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “At our recent R&D Day in New York the stage was set for the upcoming data, as our schedule featured two pre-eminent nephrologists as well as an ANCA vasculitis patient who highlighted the patient journey, the disease burden and the noxious consequences of chronic steroid use as part of the current standard-of-care. We provided a comprehensive overview of ANCA disease assessment and therapeutic improvement—ranging from the primary endpoints, BVAS remission at 26 and 52 weeks, to key secondary endpoints in the trial, as we aim to demonstrate a new way to treat this deadly disease.”

“Furthermore, topline data from ADVOCATE is just the first in a cadence of five data readouts expected between now and the end of 2020. These readouts include those from the LUMINA-1 and LUMINA-2 trials of our CCR2 inhibitor, CCX140, in Focal Segmental Glomerulosclerosis (FSGS), the ACCOLADE trial of avacopan in C3 Glomerulopathy (C3G) and the AURORA trial of avacopan in Hidradenitis Suppurativa (HS). Our financial position is strong, enabling this historic period of data readouts. We look forward to a time soon where our innovations can be brought to the real service of our patients, to the aid of clinicians and to the benefit of those who have invested in this inventive enterprise.”

Recent Highlights

•	Remained on track for mid-to-late Q4 topline data from the ADVOCATE global Phase III trial of avacopan in 331 patients with ANCA-associated vasculitis.

•

Completed enrollment in the Company’s LUMINA-1 Phase II randomized clinical trial of CCX140, an inhibitor of the chemokine receptor known as CCR2, in patients with sub-nephrotic primary Focal Segmental Glomerulosclerosis (FSGS), another rare kidney disease. Topline data is anticipated in the first half of 2020. The single-arm, open label LUMINA-2 study continues to enroll, evaluating CCX140 in primary FSGS patients with the more severe nephrotic levels of proteinuria.

•

Awarded a two-year $1 million grant from the orphan drug office of the FDA to support advancement in the Company’s ACCOLADE Phase II clinical trial of avacopan in patients with the rare kidney disease C3 Glomerulopathy, a disease with no effective approved treatment. Approaching 60 percent enrollment in the ACCOLADE trial.

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Attended Symposium on Hidradenitis Suppurativa Advances (SHSA), held November 1-3 in Detroit, Michigan. The Company’s AURORA Phase IIb clinical trial of avacopan for the treatment of the chronic disabling skin disease Hidradenitis Suppurativa (HS) is progressing well, with almost 80 percent of sites now activated and over 55 percent of patients enrolled to date.

Third Quarter 2019 Financial Results

Revenue was $10.6 million for the third quarter of 2019, compared to $9.0 million for the same period in 2018. Revenue is recognized based on the proportionate amount of costs incurred as a percentage of total budgeted costs to fulfill the performance obligations under the Company’s avacopan and CCX140 commercialization agreements with Vifor Pharma.

Research and development expenses were $18.1 million for the third quarter of 2019, compared to $15.1 million for the same period in 2018. The increase from 2018 to 2019 was primarily attributable to patient enrollment of the avacopan AURORA Phase II clinical trial in patients with HS and the two CCX140 LUMINA Phase II clinical trials in patients with FSGS, partially offset by decreases in research and drug discovery expenses.

General and administrative expenses were $6.1 million for the third quarter of 2019, compared to $5.4 million for the same period in 2018. The increase from 2018 to 2019 was primarily due to higher employee-related expenses, including those associated with our commercialization planning efforts, and higher professional fees.

Net loss for the third quarter of 2019 was $12.9 million, compared to $10.9 million for the same period in 2018.

Total shares outstanding at September 30, 2019 were approximately 58.3 million shares.

Cash, cash equivalents and investments totaled $205.8 million at September 30, 2019. The Company expects to close 2019 with cash and investments in excess of $185 million.

Conference Call and Webcast

The Company will host a conference call and webcast today, November 4, 2019 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial (877) 303-8028 (Domestic) or (760) 536-5167 (International). The conference ID number is 5867903. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications targeted at inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. ChemoCentryx is currently focusing on its late stage drug candidates for patients with rare diseases, avacopan (CCX168) and CCX140.

Avacopan is an orally-administered small molecule that is a selective inhibitor of the complement C5a receptor, or C5aR. Avacopan is in Phase III development for the treatment of anti-neutrophil cytoplasmic auto-antibody-associated vasculitis (ANCA-associated Vasculitis). In clinical studies to date, avacopan was shown to be safe, well tolerated and provided effective control of the disease while allowing elimination of high-dose steroids, part of the current standard of care. ChemoCentryx is also developing avacopan for the treatment of patients with C3 glomerulopathy (C3G) and hidradenitis suppurativa (HS). The U.S. Food and Drug Administration has granted avacopan orphan-drug designation for ANCA-associated Vasculitis, C3G and atypical hemolytic uremic syndrome (aHUS). The European Commission has granted orphan medicinal product designation for avacopan for the treatment of two forms of ANCA-associated Vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G. Avacopan was also granted access to the European Medicines Agency’s (EMA) PRIority MEdicines (PRIME) initiative, which supports accelerated assessment of investigational therapies addressing unmet medical need.

The Company’s other late stage drug candidate is CCX140, an inhibitor of the chemokine receptor known as CCR2, which is currently being developed for patients with focal segmental glomerulosclerosis (FSGS), a debilitating kidney disease. The U.S. Food and Drug Administration has granted CCX140 orphan-drug designation for the treatment of FSGS.

ChemoCentryx’s Kidney Health Alliance with Vifor Pharma provides Vifor Pharma with exclusive rights to commercialize avacopan and CCX140 in markets outside of the U.S.

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other Inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, when clinical data might become available or be released, the rate at which enrollment in clinical trials may continue, whether avacopan and CCX140 will be commercialized, whether cash utilization projections for 2019 will fall within the projected range and whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 11, 2019 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

William Slattery, Jr., Burns McClellan

212.213.0006

bslattery@burnsmc.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(unaudited)
Condensed Consolidated Statements of Operations Data:

Revenue:
Collaboration and license revenue from related party	$10,581	$8,975	$26,081	$33,543

Total revenue	10,581	8,975	26,081	33,543

Operating expenses:
Research and development	18,096	15,135	51,074	47,636
General and administrative	6,116	5,373	17,187	14,781

Total operating expenses	24,212	20,508	68,261	62,417

Loss from operations	(13,631)	(11,533)	(42,180)	(28,874)
Total other income, net	769	643	2,219	1,693

Net loss	$(12,862)	$(10,890)	$(39,961)	$(27,181)

Basic and diluted net loss per common share	$(0.22)	$(0.22)	$(0.71)	$(0.55)

Shares used to compute basic and diluted net loss per common share	58,205	50,341	56,219	49,579

			September 30, 2019	December 31, 2018
			(unaudited)
Condensed Consolidated Balance Sheets Data:
Cash, cash equivalents and investments			$205,800	$176,984
Working capital			117,166	116,988
Total assets			212,321	183,310
Long-term debt, net			19,762	19,689
Accumulated deficit			(414,458)	(374,497)
Total stockholders’ equity			61,862	14,738